UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  April 18, 2013

Merisel, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

01-17156		95-4172359
(Commission File Number)		(IRS Employer Identification No.)

132 W. 31th Street, 5th Floor New York, NY		10001
(Address of Principal Executive Offices)		(Zip Code)

(212) 594-4800
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 3.02.	UNREGISTERED SALE OF EQUITY SECURITIES

As previously disclosed by Merisel, Inc. (the “Company”) in its quarterly report on Form 10-Q for the quarterly period ended June 30, 2012 filed with the Securities and Exchange Commission (“SEC”) on August 20, 2012 and the Company’s current report on Form 8-K filed with the SEC on August 24, 2012, the Company and Saints Capital Granite, L.P. (“Saints”) entered into a Note Purchase Agreement for the issuance of a 10% Convertible Subordinated Note, due August 31, 2015 (the “Convertible Note”), in the original principal amount of $2 million to Saints. The Convertible Note was subsequently issued on August 21, 2012. After March 31, 2013, at Saints’ option, the Convertible Note was convertible, in whole or in part, into shares of common stock of the Company at a conversion price that is the greater of (a) $0.10 or (b) an amount equal to (x) EBITDA for the twelve months ended March 31, 2013 multiplied by six and one-half (6.5), less amounts outstanding under the Revolving Credit and Security Agreement with PNC Bank, and liabilities relating to the outstanding redeemable Series A Preferred Stock and the Convertible Note or other indebtedness for borrowed money and (y) divided by the number of shares of common stock outstanding as of the conversion date. The issuance was exempt from registration as a private placement between the Company and Saints under Section 4(2) of the Securities Act of 1933, as amended.

The description of the Note Purchase Agreement is qualified in its entirety by the terms and conditions of the Note Purchase Agreement, which is filed as Exhibit 10.24 to the Company’s quarterly report on Form 10-Q for the quarterly period ended June 30, 2012 and incorporated in its entirety by reference into this Item 3.02.

The description of the Convertible Note is qualified in its entirety by the terms and conditions of the Convertible Note, which is filed as Exhibit 4.1 to the current report on Form 8-K filed with the SEC on August 24, 2012 and incorporated in its entirety by reference into this Item 3.02.

On April 18, 2013, the Company received a conversion notice stating that Saints had elected to convert $1,750,000 in principal of the Convertible Note into 17,500,000 shares of Common Stock of the Company at a conversion price of $.10 per share.

On April 24, 2013, the Company’s transfer agent issued to Saints a certificate representing 17,500,000 shares of common stock of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

MERISEL, INC.

Date: April 29, 2013	By:	/s/ Terry A. Tevis
Terry A. Tevis President and Chief Executive Officer